Exhibit 99.2
     Good Morning. Before we get into today’s call I will provide you with some information on safe-harbor for forward looking statements and additional information on the merger.
[New Slide]
This presentation contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to, the ability of Eyetech to obtain stockholder approval of the merger; the possibility that the merger will not close or that the closing will be delayed; the challenges and costs of integrating the operations and personnel of Eyetech; reaction of customers of Eyetech and OSI and related risks of maintaining pre-existing relationships of Eyetech and OSI; the impact of acquisitions and divestitures on the synergies of OSI’s programs; competitive factors, including pricing pressures; the success of research and development activities; and other events and factors disclosed previously and from time to time in OSI’s and Eyetech’s filings with the Securities and Exchange Commission, including OSI’s Annual Report on Form 10-K for the year ended September 30, 2004 and Eyetech’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Except for OSI’s and Eyetech’s ongoing obligations to disclose material information under the federal securities laws, OSI and Eyetech disclaim any obligation to update any forward-looking statements after the date of this document.
[NEW SLIDE]
Please note that additional information regarding the SEC filings that OSI and Eyetech intend to make in connection with the merger and information about interests of potential participants in the solicitation of proxies of Eyetech stockholders is provided in our joint press release issued yesterday and other SEC filings that we have completed today. We encourage you to review this information.
And now I would like to hand over the call to Dr. Colin Goddard, Chief Executive Officer of OSI Pharmaceuticals who will host the call.
[COLIN]
Good morning everyone and welcome to this special conference call to discuss last night’s joint announcement of the signing of a definitive merger agreement between OSI and Eyetech. We were delighted to announce this transaction, which we believe creates a financially strong and diversified biopharmaceutical company with two major marketed products in Tarceva and Macugen, a robust pipeline, and a talented and deep management team operating in three attractive commercial arenas — Oncology, Eye diseases and Diabetes.

Joining me today to discuss the deal I have Mike Atieh — Executive Vice President and Chief Financial Officer of OSI and Kathy Galante our head of IR and PR. I am also joined by David Guyer, the Chief Executive Officer of Eyetech and two members of David’s senior management team, Paul Chaney (Chief Operating Officer) and Dr. Tony Adamis (head of R&D) who will be able to address any questions you may have on Macugen and the Eyetech R&D platform.
[NEW SLIDE]
We are acquiring Eyetech for $20 per share, which translates into a 43% premium to the $13.99 Eyetech closing price last Friday. The deal is valued at $935 million and we will be paying for this with 75%, or $701 million, in cash and 25%, or $234 million, in OSIP stock priced at $40.73 — the 20-day trailing average closing price of OSIP through last Friday.
We will issue approximately 5.7 million shares of OSIP which will result in an approximately 10% proforma ownership of OSIP by Eyetech shareholders and a little over 11% dilution to OSIP shareholders. The transaction will require, amongst other customary closing conditions, Eyetech shareholder approval and we estimate that the deal will close by year end.
[NEW SLIDE]

The next slide shows a pro-forma balance sheet estimating the balance sheet for the combined company at the end of 2005. You will note that we estimate the combined entity to have about $100 million in cash and the presence of $75 million in debt in the form of a revolver loan under liabilities.
In considering the mix of equity and cash in our offer for Eyetech we were somewhat influenced by the current OSIP share price, which we do not believe fairly reflects the value of the business today, hence we have used a cash rich mix in our offer and have received a commitment letter for a $150 million revolver loan in order to provide adequate cash reserves for a suitable cushion and operating reserve. We have modeled drawing down $75 million of this by the end of 2005. We would note that we project the combined company to be strongly cash-flow positive in 2006 and we do not consider ourselves to be in a position that will require us to seek additional financing purely to support this transaction.
[NEW SLIDE]
Let’s move on to look at the strategic basis for the transaction. We believe this to be a financially driven, transforming deal for the company. Successfully closing this transaction will position us to bring forward profitability and deliver a cash positive 2006 on revenues of over $600 million. Consolidation of these two ‘one-product’ companies creates a more efficient platform that we believe will be accretive for us, on an adjusted EPS and GAAP basis, in a cumulative manner over the next 4 years — even when we use what we consider to be conservative models of future Macugen market share. Clearly, we also believe that there is significant upside if the unfolding spectrum of new data for Macugen and its emerging competitor Lucentis favors Macugen.
The deal also provides an attractive premium to Eyetech shareholders while also providing the opportunity — through the stock component in the consideration — to participate in the success of the combined entity.
An important component to our strategic thinking as we have contemplated building the business beyond Tarceva has been the notion of delivering scale and diversification to the business. We are very excited to add, through this transaction, a second major marketed product to our portfolio and to set the stage for the creation of a ‘Top-Ten’ biotech franchise. In our view, a soon to be profitable franchise, with two major products and enhanced top and bottom line growth, an enriched pipeline and quality science has to be better positioned than the stand-alone parent.
[NEW SLIDE]
Consolidation in Biotech is clearly an attractive means to create efficiency and strength within the sector and we see this deal as a rare opportunity to combine two inherently strong growth stories, featuring two of the most exciting new biotech products to be approved in recent years, within one stronger and more dynamic organization.

As a development stage organization we felt that a focus on oncology was key to successfully chaperoning Tarceva through the regulatory and development process. However, as we evolve the business beyond Tarceva we see diversification across several attractive disease areas as key to our success. All three areas — Oncology, Eye diseases and diabetes — are attractive commercially and our business unit organizational structure, along with favorable geography, allows for a smooth and efficient integration. There are also broader strategic tie-ins for the business. The development of Macugen for diabetic complications will allow for some commercial presence in the care of diabetes patients; an attractive tie-in to our (OSI) Prosidion team, and the general scientific expertise throughout the combined company in VEGF, angiogenesis and vascular disease adds some attractive intellectual synergies.
[NEW SLIDE]
To be clear, this acquisition fits well within the strategy we have evolved as an organization in order to follow-on effectively behind Tarceva, capitalizing on the flagship product while avoiding the pitfalls of a ‘single product company’. Establishing a strong management team in our oncology business unit has allowed us to continue to focus the appropriate attention on effective execution in the Tarceva program and we have already established a template for diversification when we acquired the outstanding shares of our diabetes unit Prosidion this Spring and, as a result, formalized our organization around business unit teams in oncology and diabetes with strong corporate and shared R&D operations teams. This established multi-business unit framework has made it easier to contemplate the integration of Eyetech while the addition of Mike Atieh in the CFO role earlier this Summer has strengthened the corporate management team that supports and integrates this business team concept.
[NEW SLIDE]
At the heart of our decision to pursue this transaction has been the recognition that this can be an enabling financial transaction for us. We have taken the emergence of Lucentis as a future competitive threat to Macugen seriously but believe that, while this may raise questions on the ultimate ability of Macugen to drive growth of a stand-alone entity, it does not impose the same impact on the leverage we can gain in terms of adding Macugen as a second, solid product to the OSI portfolio where, arguably, true blockbuster status is not necessary for this exciting product to make an appreciable difference to the economics of our business. We have very carefully assessed the market opportunity, engaging LEK consulting to work with us on conducting thorough market research and building bottom-up modeling scenarios of the market for Macugen moving forward. The results imply that, even in the more conservative scenarios, there are financial benefits to OSI in pursuing this deal. The deal brings forward our profitability into 2006 and is accretive to us on an adjusted EPS basis even in our low case scenarios. We believe the Diabetic macular edema opportunity is attractive and will likely help protect and expand the Macugen franchise. Overall, we believe that we have made the decision to proceed on some scenarios that we consider to be fairly conservative. It follows that, as the continuing spectrum of data for Macugen and Lucentis unfolds, any positive

Macugen event and/or Lucentis disappointment could carry with it significant upsides to our analysis.
[NEW SLIDE]
This next slide summarizes some key financial projections we have estimated based on our modeling exercise. We see pro-forma revenues comfortably north of $600 million and EBITDA of greater than $20 million for 2006, a year in which we will turn positive on an adjusted EPS basis — that is EPS adjusted only for deal related amortizations expense. The CAGR’s for these three categories in the periods 2007-2011 are projected as mid-teens for revenues, >30% for EBITDA and >25% for adjusted EPS. These are based on a base case model that also includes a somewhat conservative assumption of $25 million/year in cost-saving synergies. The combined pro-forma company has projected 2006 R&D expenses in the region of $240-250 million and S,G and A expenses in the region of $180-$190 million. Our estimated cost savings estimates have not, at this stage, included an extensive review of our R&D spend.
[NEW SLIDE]
We are very excited with the state of the portfolio for the combined company and this slide shows the projected status of the pipeline at the end of 2006. With Tarceva phase III’s started or planned for adjuvant and front-line NSCLC, ovarian cancer and colorectal cancer and over 100 clinical trials in the Tarceva program we expect to see the continued emergence of Tarceva as a major brand in the oncology space. Macugen will shortly start a phase III trial in DME and has an active program in retinal vein occlusion. Add to this a pipeline that includes our DP-IV inhibitor PSN9301 in phase II trials and our glycogen phosphorylase inhibitor PSN357 and our kit/VEGFR inhibitor OSI-930 which could both have progressed to phase II trials by then and we will have an emerging late stage clinical pipeline. Additional clinical programs targeting PDGF for eye disease, Glucokinase activators for diabetes and IGF-1R for cancer may also have emerged as clinical programs by 2006.
[NEW SLIDE]
Clearly, Tarceva remains a key asset for us and as I have previously mentioned, we have absolutely not taken our eyes off the ball here. With over $117 million in sales in the first 6 months of 2005, European approval pending and a September ODAC meeting for Pancreatic cancer upcoming we remain confident that our flagship product is on track. Many of you are familiar with the development program we are unfolding with our partners for this program, Genentech and Roche, and we remain pleased with both the commercial and development aspects of this program.
[NEW SLIDE]
We have, of course, conducted extensive diligence on Macugen and the wet AMD market. The emergence of Lucentis has clearly created lots of questions in this context and may have clouded perspective on Macugen. In many respects Macugen is the quintessential biotech product, a novel technology — in pegylated aptamers - providing a first-in-class therapeutic that selectively targets VEGF-165, the pathogenic VEGF isoform of VEGF that leads to Choroidal neovascularization, the causative event in wet age related macular degeneration. This is a horrendous condition afflicting 200,000 Americans every year and Macugen is the first — and only — FDA approved treatment for this disease. Macugen, which was approved in December of last year and launched in January of this year — has a label that reflects the broad enrollment of patients with all types of neovascular AMD: Occult, minimally classic and predominantly classic in two phase III studies that clearly demonstrated that Macugen was efficacious in delaying progression of AMD. Subsequent sub-set analysis has shown that Macugen can improve vision in early stage disease. Genentech’s Lucentis — an anti VEGF antibody fragment binding to all forms of VEGF — has emerged as a strong potential competitor based on initial 1 year data from the MARINA phase III study.
[NEW SLIDE]
Both of these high-tech innovative agents bind to VEGF, however Lucentis is more promiscuous and while this may deliver somewhat higher efficacy it may also be anticipated to result in more side-effects. The initial MARINA efficacy data — a study in the earlier stage occult and minimally classic patients — is indeed impressive but we will be carefully monitoring the two year safety data from MARINA and from the other ongoing Lucentis trials.

In any scenario, however, we believe that there will be a role in the market place for an agent with the proven efficacy and exquisite safety profile of Macugen, we are especially intrigued with ongoing studies combining Macugen with Visudyne/PDT where we believe Macugen’s safety profile may make it the anti-VEGF of choice in the treatment of predominantly classic patients.
[NEW SLIDE]
Of course market dynamics always confer a first mover advantage for a good product and Macugen is enjoying an outstanding launch year. The Eyetech team’s 2Q guidance for 2005 sales was $175-$190 million which would position the brand well for a very strong 2006. With a solid lead in the marketplace we believe an effective Pfizer/Eyetech team will be able to establish Macugen as the safe and effective agent that we believe it to be. Our bottom up market research exercise has indicated to us that Macugen’s efficacy — especially in early disease — may be underappreciated and that as the spectrum of data unfolds the differences in efficacy between Macugen and Lucentis may be more subtle than they are currently perceived to be.
[NEW SLIDE]
Nonetheless we have chosen to use more conservative models for our assessment of the opportunity and this slide summarizes a number of potential upsides for the brand that we have identified when compared to current perceptions.

Macugen, at every 6 weeks, is dosed less frequently and this could become particularly important as Macugen’s efficacy in earlier stage patients is more fully explored. We are also encouraged by the drug delivery programs underway at Eyetech. Trial to trial comparisons are difficult in this field where an apples-to-apples basis is hard to establish, however, sub-group efficacy data for Macugen showing that 20% of occult patients experienced three-line vision gain is, we believe, underappreciated and noteworthy, especially when linked to an established and impressive safety profile for Macugen where there seems to be somewhat less inflammation and a proven safety profile over long term use. We should also not underestimate the first mover advantage in assessing potential future Macugen market share.
[NEW SLIDE]
Finally, let me conclude my comments by speaking to the proposed integration of Eyetech into OSI as a third business unit. As we have discussed we have established a business unit model over the last year that facilitates this kind of integration and we are greatly aided in this by the geographical location of the two firms. There will be synergies from this combination and while we have not modeled an extensive look at our R&D spend we expect to see some real operational advantages, some healthy competition and some outstanding investment choices across the three business units comprising the company.
Of course, the paper organization is easy, the key to our success will be building really strong business unit leadership around effective corporate leadership. Gabe Leung will continue as Executive vice-president and President of our (OSI) Oncology business unit and Anker Lundemose as EVP and President of our (OSI) Prosidion unit and CEO of our Prosidion subsidiary. I am really pleased to introduce three members of the senior Eyetech management team, who along with others, have signed commitment letters to become part of an integrated OSI leadership team upon closing of this transaction. Paul Chaney and Tony Adamis will retain their existing roles in the Eyetech subsidiary. The idea for this combination actually came out of a discussion for a potential board role between the Eyetech team and I. Over dinner one evening David Guyer and I began to kick around the concept of putting these two companies together, creating a stronger organization, with great financials, solid science, some common themes around vascular conditions and two terrific and perhaps underappreciated lead products. We believe that this combination is the right solution for both companies and I am happy to introduce David to you now to make some comments on the deal and to let you know that I’m looking forward to working with David, post-closing, as a new executive VP of OSI and CEO of a new (OSI) Eyetech subsidiary: David:
[C. Goddard introduces D. Guyer]
[D. Guyer]
Thank you, Colin — and thank you everyone for making time to see us on short notice on a very exciting day for both of our companies.

I want to first say that we are thrilled about the opportunity today to become part of OSI.
As you all know, Colin and his management team are truly first rate. We came to know each other because our companies have several things in common: both are rapidly growing biotech companies         ... based in New York ... with recently approved, highly innovative products.
Our companies have so many strong and compelling fits, financially and strategically, it will be difficult to get through them all today. But, I think you’ll agree this is truly a terrific deal for our industry and for our companies.
[Advance Slide: Why OSI?]
The obvious question you might have is “Why OSI?” There are many reasons why OSI makes absolute sense for Eyetech, but I would like to highlight just a few.
Financially, we’re being offered a very attractive premium by any comparison in our industry — 43% over our closing price on Friday.
In addition, we have the opportunity to participate in the future growth of a now larger, more diversified company. Size and scale are so important today in all industries, and especially the biotech industry.

With OSI, we have found a partner that provides us with a great deal of autonomy to our operations. We will continue to focus on eye diseases and meeting the specific needs of retina specialists and their patients, while benefiting from the synergies with OSI’s oncology and diabetes programs.
So, strategically, our transaction with OSI is really an ideal fit.
Combined, our company will benefit from enhanced scale, growth and greater diversification — whether it be by product, revenue stream or customer.
We also will combine two of the most successful recent biotech product launches ever — Tarceva and Macugen. As Colin discussed, both of these products are successful today and have strong growth potential — and I could not agree more.
Our companies also have a complementary research and development platform. We will continue to pursue our R&D by fully exploring Macugen’s potential in diabetic complications, retinal vein occlusion and oncology.
With any deal, though, it comes down to people. And, I want to assure you that we are fully committed to this transaction — and, moreover, we are fully committed to a smooth integration and seamless transition.
[Advance Slide]

Earlier Colin talked about Macugen as a breakthrough medicine for neovascular age-related macular degeneration, or AMD, and how we are well positioned to compete in this market.
Here are some of the upcoming commercial milestones for Macugen as we work with our development and marketing partner, Pfizer, to bring Macugen to additional markets and investigate expanded uses for the product.
·     In addition to approval in the United States, Macugen is approved in Canada and Brazil
·     Regulatory review of Macugen for the treatment of neovascular AMD is on track in the EU, and we expect approval in the EU during the first quarter of 2006.
·     We expect approval in Japan in 2007
Our Macugen research program is extensive.
·     In March, we started enrolling patients in a Phase 3b/4 combination trial of Macugen and photodynamic therapy, or Visudyne, for neovascular AMD. Data from our previous studies show this combination may be a promising treatment regimen for AMD.
·     This year, we begin enrolling patients in a Phase III trial of Macugen for the treatment of diabetic macular edema.

·     We expect to complete enrollment of a Phase II study of Macugen for retinal vein occlusion during the second half of this year.
·     Finally, Eyetech announced recently that it will begin a Phase I study of anti-PDGF aptamer — called E10030 — during the first half of 2006.
[Advance Slide]
This slide summarizes the research and development pipeline of Eyetech. You will recognize the Macugen programs mentioned already today. In addition, I want to point out some of the promising early development programs:
As part of our aptamer program, we are targeting ICAM and TGF-beta. ICAM plays a role in diabetic retinopathy and macular degeneration, and TGF beta may be very useful in scarring conditions in the eye that are presently untreatable.
On top of these efforts, our business development team is aggressively pursuing opportunities to license potential new therapies for eye disease, and this work will continue as we combine with OSI and operate as part of a larger, stronger company.
[Pause.]
Eyetech has achieved remarkable success so far. We are convinced our success will be even greater as we combine with OSI. Together we will shape medicine, improve lives and advance toward a top-ten position in the biotechnology industry. We are impressed by every aspect of the OSI organization: great management, great people, great science, great innovation, and great performance. We’re excited to be joining OSI, and we look forward to working with Colin and his team on a smooth and successful integration.
And now, I’d like to turn it back over to Colin.
Thank you David,
So, let me briefly summarize before taking Q and A. We believe we are creating a substantial biotech company from a fundamentally sound, financially driven transaction. The deal works even with some conservative assumptions delivering over $600 million in 2006 revenues in these models. The transaction brings real scale to the business, brings forward profitability and provides projected double digit revenue growth over the next 5 years.
Moving forward OSI will be a profitable organization with three high quality business units in oncology, eye disease and diabetes, a pipeline comprising high quality candidates in each business arena and a deep and talented management team.
Thank you and with that I will take questions.